Exhibit 5.1

Matheau J. W. Stout, Esq.

Attorney At Law

400 East Pratt Street	Tel (410) 429-7076
8th Floor	Fax (888) 907-1740
Baltimore, Maryland 21202	www.otclawyers.com

December 10, 2015

Uri Orbach

Chief Executive Officer

L&S Light & Strong, Ltd.

Haadom St.

Kanot industrial Zone, POB 7042

Gedera, Israel, 7070000

Re:	Registration Statement on Form F-1 (the "Registration Statement")

Mr. Orbach:

I have acted as counsel to L&S Light & Strong, Ltd. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form F-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale of up to 54,394,185 Class A ordinary shares offered by the Selling Shareholders, which were initially offered and sold outside the United States in reliance upon Regulation S (the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Memorandum and Articles of Association of the Company; (b) the Registration Statement and the exhibits thereto; and (c) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments, as to factual matters only, as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to an Israeli corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States, including the statutory provisions, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/

Matheau J. W. Stout